Exhibit 99.1

      New Oriental Energy & Chemical Corp Common Stock to Begin Trading on The NASDAQ Capital Market Tomorrow

NEW YORK, NY – December 7, 2009 New Oriental Energy & Chemical Corp. (NASDAQ:NOEC - News) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today that effective tomorrow, December 8th, the Company’s common stock will be transferred from The NASDAQ Global Market and begin trading on The NASDAQ Capital Market.  At that time, the Company will be in full compliance with all NASDAQ listing rules.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NASDAQ:NOEC - News), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727